Exhibit 10.12

VIA HAND DELIVERY

March 27, 2013 (as amended April 2, 2013)

Adrian Senderowicz, MD

Dear Adrian:

In connection with the termination of your employment with Tokai Pharmaceuticals, Inc. (the “Company”) on March 27, 2013, and pursuant to the terms of your July 19, 2012 Offer Letter with the Company, you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by April 4, 2013. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least seven (7) days to do so.

If you choose not to sign and return this letter agreement by April 4, 2013, you shall not receive any severance benefits from the Company. You did, however, receive payment for your final wages and any unused vacation time accrued through the Termination Date (as defined below). You may also, if eligible, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits. In addition, in accordance with your incentive stock option agreement, you will have 90 days after the Termination Date to exercise your stock option to purchase the 154,776 shares that had vested as of the Termination Date (the “Vested Shares”). All unvested stock rights were cancelled on your Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement.

1. Termination Date—Your effective date of termination from the Company was March 27, 2013 (the “Termination Date”). As of the Termination Date, all salary payments from the Company ceased and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law.

2. Description of Severance Benefits—If you timely sign and return this letter agreement and abide by all of its conditions, the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your base salary rate as of your Termination Date. The Severance Period is the period beginning on the effective date of this letter agreement (the “Effective Date”) and ending on the earlier of (x) six (6) months following the Effective Date, or (y) the date on which you commence employment with, or commence working as a consultant or independent contractor for, another employer or entity. You are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer, or entity. Any severance pay during the Severance Period will be paid in installments in accordance with the Company’s normal payroll practices, but in no event shall payment begin earlier than the date on which you execute this letter agreement.

3. Release—In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008. 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq. Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, §1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your July 19, 2012 Offer Letter); all claims to any non-vested ownership interest in the Company, contractual or otherwise: all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement (a) waives any right you have to exercise your stock option with respect to the Vested Shares; or (b) prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4. Continuing Obligations—You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to. any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement you executed for the benefit of the Company, which remain in full force and effect.

5. Non-Disparagement—You understand and agree that you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

6. Continued Assistance—You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties and performing any other tasks as reasonably requested by the Company.

7. Cooperation—To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

8. Return of Company Property—You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

9. Business Expenses and Final Compensation—You acknowledge that you have been reimbursed by the Company for all relocation expenses and business expenses you incurred in conjunction with the performance of your employment and submitted to the Company as of the Termination Date. The Company will also reimburse you, in accordance with the terms and conditions of its expense reimbursement policy and practice, for all business expenses you incurred during and in conjunction with your employment but did not submit as of the Termination Date, provided you submit such expenses by May 3, 2013. In addition, the Company will reimburse you for any relocation expenses you incurred as of the Termination Date but did not submit for reimbursement by such date, up to a maximum of $34,531, provided you submit such expenses by May 3, 2013. You acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

10. Amendment and Waiver—This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11. Validity—Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12. Confidentiality—To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

13. Nature of Agreement—You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14. Acknowledgments and Voluntary Assent—You acknowledge that you have been given at least seven (7) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law—This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16. Entire Agreement—This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above. For the avoidance of doubt, your July 19, 2012 Offer Letter is terminated as of March 27, 2013 and is of no further force or effect.

17. Tax Acknowledgement—In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ Seth L. Harrison
Seth L. Harrison, MD Chairman of the Board

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between me and the Company.

/s/ Adrian Senderowicz Adrian Senderowicz, MD	4/3/2013 Date

To be returned by April 4, 2013.